Albertsons Companies, LLC Reports Third Quarter Results
Boise, ID - January 16, 2018
Albertsons Companies, LLC (the "Company") today reported results for the third quarter of fiscal 2017, which ended December 2, 2017.
Third Quarter Fiscal 2017 Highlights and 2018 Outlook

•	Announced alliance with Instacart for same-day deliveries in as little as an hour

•	Initiated roll-out of Plated meal-kits in-store

•	Accelerated growth of eCommerce business, including expansion of 'Drive-Up and Go' options

•	Increased penetration in Own Brands by 62 basis points

•	Exceeded $1 billion in last twelve months "O Organics" sales for the first time

•	Acquired an equity interest in El Rancho, a Texas-based Hispanic specialty grocer

•	Increased registered households in Company loyalty programs by 23% since fiscal 2016

•	Record number of store reset activities focused on adding new and expanded product offerings

"We are very encouraged now that our identical store sales trends have turned positive in the fourth quarter of fiscal 2017, as our marketing and merchandising plans are taking hold, and prior year comparisons ease" said Bob Miller, Chairman and CEO. "We anticipate improvements to Adjusted EBITDA in fiscal 2018 as a result of $100 million in expected additional synergies from the Safeway acquisition as the SuperValu transition services agreement winds down, as well as from the implementation of $150 million of identified cost reduction initiatives. We believe these synergy and cost savings initiatives, together with continuing identical store sales momentum, will result in improvements to our Adjusted EBITDA in fiscal 2018, which we currently estimate to approximate $2.7 billion. With much of the Safeway integration behind us, we expect our capital expenditures for fiscal 2018 to be approximately $1.2 billion, which is a reduction of approximately $300 million from fiscal 2017. Though we are decreasing our capital expenditures, we will increase our investments in technology in fiscal 2018."

"We continue to accelerate the expansion of our eCommerce and digital offerings to serve our customers' needs, including our own home delivery service and 'Drive-Up and Go' pick up at store," added Mr. Miller. "The previously announced alliance with Instacart and our in-store roll-out of Plated meal-kits expand our capabilities further, allowing us to respond to our customers whenever and however they wish to purchase food. In addition, the acquisition of an equity interest in El Rancho expands our ability to serve the Hispanic community and positions El Rancho well for further growth."

Executive Management Changes

Today, we’re announcing some changes to the Company’s executive team. Wayne Denningham, President and Chief Operating Officer, will retire near the end of the fiscal year. Wayne’s contributions and service spanning over 40 years with the Company are greatly appreciated and we wish him well in retirement. In addition, the Company is pleased to announce the promotion of Susan Morris to Executive Vice President and Chief Operations Officer, who will report directly to Bob Miller and assume Wayne’s responsibilities over operations, distribution and manufacturing. Going forward, Bob Miller intends to be very involved in the Company’s operational and merchandising decisions. Susan has been with the Company for 32 years and has served in a variety of senior executive roles for the Company, including most recently as Executive Vice President of the West Region, and previously as Executive Vice President of the East Region, and prior to that as Division President of multiple divisions.

Separately, Bob Miller has signed a one-year extension to his employment agreement, which will now run through January 30, 2019.

Q3 2017 Results
Net sales and other revenue of $13.6 billion remained flat for the 12 weeks ended December 2, 2017 ("third quarter of fiscal 2017") compared to the 12 weeks ended December 3, 2016 ("third quarter of fiscal 2016"). Fuel sales increased $117.6 million, and new stores and acquisitions, net of store closings, contributed an increase of $95.0 million. These increases were offset by a decrease in sales of $225.3 million from the Company's 1.8% decline in identical store sales. During the third quarter of fiscal 2017, the Company's identical store sales were impacted by minimal food price inflation and pricing actions taken in response to a heightened competitive environment.
Gross profit margin decreased to 26.7% for the third quarter of fiscal 2017 compared to 28.1% for the third quarter of fiscal 2016. Excluding the impact of fuel, gross profit margin decreased 130 basis points. The decrease is primarily attributable to investments in promotions and price made to respond to the competitive environment in addition to higher shrink expense partially driven by system conversions.
Selling and administrative expenses increased to 27.4% of Net sales and other revenue for the third quarter of fiscal 2017 compared to 27.0% of Net sales and other revenue for the third quarter of fiscal 2016. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue increased 70 basis points during the third quarter of fiscal 2017 compared to the third quarter of fiscal 2016. The increase in Selling and administrative expenses as a percentage of Net sales and other revenue was primarily attributable to higher employee wage and benefit costs driven by union contract and minimum wage increases, higher depreciation and amortization expense and deleveraging of sales on fixed costs.
Interest expense, net was $193.9 million for the third quarter of fiscal 2017 compared to $212.4 million for the third quarter of fiscal 2016. The decrease in Interest expense, net primarily reflects lower average interest rates on outstanding borrowings as a result of the Company's refinancing transactions during fiscal 2016. The weighted average interest rate during the third quarter of fiscal 2017 was 6.3% compared to 6.8% during the third quarter of fiscal 2016, excluding amortization of deferred financing costs and original issue discount.
Income tax benefit was $523.5 million and income tax expense was $4.1 million for the third quarter of fiscal 2017 and fiscal 2016, respectively. The income tax benefit in the third quarter of fiscal 2017 was primarily driven by the non-cash reversal of a $359.0 million valuation allowance previously recorded against certain subsidiaries deferred tax assets as a result of a reorganization of certain of the Company's Subchapter C corporations on December 3, 2017.
Adjusted EBITDA, a Non-GAAP Measure, was $429.0 million, or 3.2% of Net sales and other revenue, for the third quarter of fiscal 2017 compared to $674.8 million, or 5.0% of Net sales and other revenue, for the third quarter of fiscal 2016. The decrease in Adjusted EBITDA primarily reflects lower gross profit, higher employee wage and benefit costs and deleveraging of sales on fixed costs in the third quarter of fiscal 2017 compared to the third quarter of fiscal 2016.

Year-To-Date Q3 2017 Results

Net sales and other revenue remained flat at $45.9 billion for the first 40 weeks of fiscal 2017 compared to the first 40 weeks of fiscal 2016. Net sales and other revenue increased $530.6 million from new stores and acquisitions, net of store closings, and $322.4 million due to higher fuel sales, offset by a decrease of $814.0 million from the Company's 1.9% decline in identical store sales.
Gross profit margin decreased to 27.0% for the first 40 weeks of fiscal 2017 compared to 27.7% for the first 40 weeks of fiscal 2016. Excluding the impact of fuel, gross profit margin decreased 60 basis points. The decrease is primarily attributable to investments in promotions and price made to respond to the competitive environment, higher shrink expense partially driven by system conversions, and temporary increases in supply chain costs related to the integration and conversions of our distribution centers during the first quarter of fiscal 2017.

Selling and administrative expenses increased to 27.2% of Net sales and other revenue for the first 40 weeks of fiscal 2017 compared to 26.7% of Net sales and other revenue for the first 40 weeks of fiscal 2016. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue increased 70 basis points during the first 40 weeks of fiscal 2017 compared to the first 40 weeks of fiscal 2016. The increase in Selling and administrative expenses was primarily attributable to higher asset impairment charges, higher employee wage and benefit costs, higher depreciation and amortization expense and deleveraging of sales on fixed costs. These increases were partially offset by lower pension expense due to the $78.9 million charge related to the acquisition of Collington Services, LLC from C&S Wholesale Grocers, Inc. during the first quarter of fiscal 2016.
Interest expense, net, was $679.2 million for the first 40 weeks of fiscal 2017 compared to $784.0 million for the first 40 weeks of fiscal 2016. The decrease in Interest expense, net primarily reflects lower average interest rates on outstanding borrowings as a result of the Company's refinancing transactions during fiscal 2016. The weighted average interest rate during the first three quarters of fiscal 2017 was 6.4% compared to 6.9% during the first three quarters of fiscal 2016, excluding amortization of deferred financing costs and original issue discount.
Income tax benefit was $590.8 million and $10.4 million for the first 40 weeks of fiscal 2017 and fiscal 2016, respectively. The increase in income tax benefit for the first 40 weeks of fiscal 2017 as compared to the first 40 weeks of fiscal 2016 was primarily the result of the reorganization and related non-cash reversal of substantially all of the Company's valuation allowance against net deferred tax assets.
Adjusted EBITDA was $1,685.9 million, or 3.7% of Net sales and other revenue, for the first 40 weeks of fiscal 2017 compared to $2,130.0 million, or 4.6% of Net sales and other revenue, for the first 40 weeks of fiscal 2016. The decrease in Adjusted EBITDA primarily reflects lower gross profit, higher employee wage and benefit costs and deleveraging of sales on fixed costs in the first 40 weeks of fiscal 2017 compared to the first 40 weeks of fiscal 2016.

Reorganization and Tax Cuts and Jobs Act

On December 3, 2017, the Company completed a reorganization of its legal entity structure to effectively make Albertsons Companies, Inc. the corporate parent and simplify its overall tax reporting and compliance requirements.  This reorganization will allow the Company to be more tax efficient in the future and reduce administrative compliance costs.

Also in December, the Tax Cuts and Jobs Act (the “Tax Act”) was signed into law and based on the Company's preliminary review of the Tax Act, it is expected to result in a significant ongoing benefit to the Company, primarily as the result of the reduction in the corporate tax rate from 35% to 21% and the ability to accelerate depreciation deductions for qualified property purchases. Beginning in fiscal 2018, the Company expects its effective tax rate to be in the mid-twenties before discrete items. The Company continues to evaluate the impact of the Tax Act to its business and will provide an update when the Company reports its fourth quarter results.

Liquidity
Net cash provided by operating activities was $710.6 million for the first 40 weeks of fiscal 2017 compared to $1,109.3 million for the first 40 weeks of fiscal 2016. The decrease in cash flow from operations was primarily driven by the decrease in operating income, principally reflecting results of the third quarter of fiscal 2017, and changes in working capital, partially offset by $102.9 million in lower interest paid and a $156.5 million reduction in income taxes paid.
As of December 2, 2017, the Company had no borrowings outstanding under its $4.0 billion asset-based loan facility, and total availability of approximately $3.3 billion (net of letters of credit usage).
Strategic Transactions and Capital Expenditures

During the third quarter of fiscal 2017, certain subsidiaries of the Company entered into an agreement relating to the sale and subsequent leaseback of 71 of the Company’s store properties for an aggregate purchase price, net of closing costs, of approximately $705 million. In connection with the sale and leaseback, the Company entered into lease agreements for each of the properties for initial terms of 20 years with varying multiple five-year renewal options. The aggregate initial annual rent payment for the properties will be approximately $48 million, with scheduled rent increases occurring generally every one or five years over the initial 20-year term. After giving effect to the sale-leaseback transaction, the Company owns or ground leases approximately 43% of its stores with an appraised value of $11.5 billion.

In the third quarter of fiscal 2017, in addition to the acquisition of Plated and the roll-out of meal-kits in certain stores, the Company continued to improve customers' delivery options by entering into an alliance with Instacart.  The alliance with Instacart will enhance the Company’s existing home delivery business by providing consumers more choices, convenience, and flexibility. Once the Instacart platform is fully developed, customers will be able to choose from stores across key markets for a speedy and convenient delivery option. Under the alliance, Instacart's delivery service is expected to be available in more than 1,800 of the Company’s stores across the country by mid-2018.
On November 16, 2017, the Company acquired an equity interest in El Rancho Supermercado ("El Rancho"), a Texas-based Hispanic specialty grocer with 16 stores, for $70.0 million in cash consideration and equity consideration valued at $30.0 million. The investment represents a 45% ownership in El Rancho, and the Company is accounting for it under the equity method. The Company has the option to acquire the remaining 55% of El Rancho at any time until six months after the delivery of El Rancho's financial results for the fiscal year ended December 31, 2021.
Capital expenditures were $1,062.7 million for the first 40 weeks of fiscal 2017, which included the opening of 18 new stores, including five acquired stores, 119 remodels and continued investment in the Company's digital and eCommerce technology. In fiscal 2017, the Company continues to expect to spend approximately $1.5 billion on capital expenditures that includes approximately $200 million in integration capital.

About Albertsons Companies
Albertsons Companies is one of the largest food and drug retailers in the United States. As of December 2, 2017, the Company operated 2,323 retail food and drug stores with 1,776 pharmacies, 394 associated fuel centers, 24 dedicated distribution centers and 19 manufacturing facilities. The Company's stores predominantly operate under the banners Albertsons, Safeway, Vons, Pavilions, Randalls, Tom Thumb, Carrs, Sav-On, Jewel-Osco, Acme, Shaw's, Star Market, United Supermarkets, Market Street, Amigos, Haggen and United Express.
Forward-Looking Statements and Non-GAAP Measures
This earnings report may include forward-looking statements within the meaning of the federal securities laws. Forward-looking statements contain information about future operating or financial performance. Forward-looking statements are based on the Company's current expectations and assumptions about market conditions and our future operating performance which we believe to be reasonable at this time. The Company's results may vary significantly from quarter to quarter, and these expectations and assumptions involve risks and uncertainties, including changes in macroeconomic conditions and the Company's industry, failure to achieve anticipated synergies and cost-savings, increased rates of food price inflation or deflation and other factors, that could cause actual results or events to be materially different from those anticipated. The Company undertakes no obligation to update or revise any such statements as a result of new information, future events or otherwise.
EBITDA and Adjusted EBITDA (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income and gross profit. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby facilitate review of its operating performance on a period-to-period basis. Other companies may have different capital structures or different lease terms, and comparability to the Company's results of operations may be impacted by the effects of acquisition accounting on its depreciation and amortization. As a result of the effects of these factors and factors specific to other companies, the Company believes EBITDA and Adjusted EBITDA provide helpful information to analysts and investors to facilitate a comparison of its operating performance to that of other companies. The Company also uses Adjusted EBITDA, as further adjusted for additional items defined in its debt instruments, for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Albertsons Companies, LLC and Subsidiaries
Condensed Consolidated Statements of Operations
(dollars in millions)
(unaudited)

	12 weeks ended		40 weeks ended
	December 2, 2017	December 3, 2016	December 2, 2017	December 3, 2016
Net sales and other revenue	$13,599.2	$13,613.8	$45,890.9	$45,861.6
Cost of sales	9,974.6	9,794.0	33,478.1	33,154.9
Gross profit	3,624.6	3,819.8	12,412.8	12,706.7

Selling and administrative expenses	3,719.6	3,665.9	12,488.7	12,252.2
Goodwill impairment	—	—	142.3	—
Operating (loss) income	(95.0)	153.9	(218.2)	454.5

Interest expense, net	193.9	212.4	679.2	784.0
(Gain) loss on debt extinguishment	(5.0)	—	(5.0)	111.7
Other expense (income)	21.5	(26.4)	40.4	(22.9)
Loss before income taxes	(305.4)	(32.1)	(932.8)	(418.3)

Income tax (benefit) expense	(523.5)	4.1	(590.8)	(10.4)
Net income (loss)	$218.1	$(36.2)	$(342.0)	$(407.9)

Margins
Gross profit	26.7%	28.1%	27.0%	27.7%
Selling and administrative expenses	27.4%	27.0%	27.2%	26.7%

Store data
Number of stores at end of quarter	2,323	2,327

Albertsons Companies, LLC and Subsidiaries
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 2, 2017	February 25, 2017
ASSETS
Current assets
Cash and cash equivalents	$473.3	$1,219.2
Receivables, net	601.7	631.0
Inventories, net	4,724.6	4,464.0
Other current assets	664.5	479.0
Total current assets	6,464.1	6,793.2

Property and equipment, net	10,831.8	11,511.8
Intangible assets, net	3,212.7	3,497.8
Goodwill	1,183.3	1,167.8
Other assets	555.4	784.4
TOTAL ASSETS	$22,247.3	$23,755.0

LIABILITIES
Current liabilities
Accounts payable	$3,149.3	$3,034.7
Accrued salaries and wages	964.6	1,007.5
Current maturities of long-term debt and capitalized lease obligations	171.9	318.5
Other current liabilities	1,356.1	1,380.1
Total current liabilities	5,641.9	5,740.8

Long-term debt and capitalized lease obligations	11,702.4	12,019.4
Deferred income taxes	846.6	1,479.8
Other long-term liabilities	3,232.3	3,143.8

Commitments and contingencies

MEMBER EQUITY
Member investment	1,754.9	1,999.3
Accumulated other comprehensive income (loss)	26.5	(12.8)
Accumulated deficit	(957.3)	(615.3)
Total member equity	824.1	1,371.2
TOTAL LIABILITIES AND MEMBER EQUITY	$22,247.3	$23,755.0

Albertsons Companies, LLC and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	40 weeks ended
	December 2, 2017	December 3, 2016
Cash flows from operating activities:
Net loss	$(342.0)	$(407.9)
Adjustments to reconcile net loss to net cash provided by operating activities:
Net loss (gain) on property dispositions, asset impairment and lease exit costs	66.8	(38.8)
Goodwill impairment	142.3	—
Depreciation and amortization	1,462.0	1,374.0
LIFO expense	24.0	8.5
Deferred income tax	(629.7)	(198.2)
Pension and post-retirement benefits expense	18.9	91.3
Contributions to pension and post-retirement benefit plans	(19.8)	(9.5)
Gain on interest rate swaps and commodity hedges, net	(5.6)	(11.2)
Amortization and write-off of deferred financing costs	48.5	62.0
(Gain) loss on debt extinguishment	(5.0)	111.7
Equity-based compensation expense	24.6	34.2
Other	98.6	39.9
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	29.7	35.5
Inventories, net	(278.9)	(216.2)
Accounts payable, accrued salaries and wages and other accrued liabilities	159.6	145.5
Other operating assets and liabilities	(83.4)	88.5
Net cash provided by operating activities	710.6	1,109.3

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(148.8)	(188.6)
Payments for property, equipment and intangibles, including payments for lease buyouts	(1,062.7)	(1,052.3)
Proceeds from sale of assets	652.6	435.9
Other	(56.9)	64.8
Net cash used in investing activities	(615.8)	(740.2)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	290.0	2,977.9
Payments on long-term borrowings	(830.6)	(2,831.8)
Payment of make-whole premium on debt extinguishment	—	(87.7)
Payments of obligations under capital leases	(82.8)	(95.2)
Payments for debt financing costs	(1.5)	(31.1)
Member distribution	(250.0)	—
Proceeds from financing leases	99.9	—
Other	(65.7)	(74.8)
Net cash used in financing activities	(840.7)	(142.7)

Net (decrease) increase in cash and cash equivalents	(745.9)	226.4
Cash and cash equivalents at beginning of period	1,219.2	579.7
Cash and cash equivalents at end of period	$473.3	$806.1

Albertsons Companies, LLC and Subsidiaries
Adjusted EBITDA
(in millions)

The following is a reconciliation of Net income (loss) to Adjusted EBITDA (in millions):

	12 weeks ended		40 weeks ended
	December 2, 2017	December 3, 2016	December 2, 2017	December 3, 2016
Net income (loss)	$218.1	$(36.2)	$(342.0)	$(407.9)
Depreciation and amortization	444.4	425.0	1,462.0	1,374.0
Interest expense, net	193.9	212.4	679.2	784.0
Income tax (benefit) expense	(523.5)	4.1	(590.8)	(10.4)
EBITDA	332.9	605.3	1,208.4	1,739.7

Gain on interest rate and commodity hedges, net	(2.3)	(3.8)	(5.6)	(11.2)
Acquisition and integration costs (1)	61.4	48.5	161.5	165.7
Equity-based compensation expense	6.5	18.9	24.6	34.2
(Gain) loss on debt extinguishment	(5.0)	—	(5.0)	111.7
Net loss (gain) on property dispositions, asset impairment and lease exit costs	15.5	12.0	66.8	(38.8)
Goodwill impairment	—	—	142.3	—
LIFO expense (benefit)	0.4	(11.2)	24.0	8.5
Collington acquisition (2)	—	—	—	78.9
Facility closures and related transition costs (3)	1.5	3.3	11.0	20.3
Other (4)	18.1	1.8	57.9	21.0
Adjusted EBITDA	$429.0	$674.8	$1,685.9	$2,130.0
(1) Primarily includes costs related to acquisitions, integration of acquired businesses and expenses related to management fees paid in connection with acquisition and financing activities.
(2) The 40 weeks ended December 3, 2016 includes a charge to pension expense, net related to the settlement of a pre-existing contractual relationship and assumption of the pension plan related to the Collington acquisition.
(3) Includes costs related to facility closures and the transition to the Company's decentralized operating model.
(4) Primarily includes lease adjustments related to deferred rents and deferred gains on leases. Also includes amortization of unfavorable leases on acquired Safeway surplus properties, estimated losses related to the security breach, changes in our equity method investment in Casa Ley, S.A. de C.V., fair value adjustments to contingent value rights, foreign currency translation gains, costs related to the Company's initial public offering and pension expense (exclusive of the charge related to the Collington acquisition) in excess of cash contributions.